<pre>
 CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED BALANCE SHEET
        March 31, 2001
               <pre>
                                                    Mar. 31      Mar. 31      Sep. 30
                                                      2001         2000         2000
                                                    Unaudited    Unaudited     Audited

        ASSETS

        Current assets
          Cash and cash equivalents                          0      290,528       33,688
          Prepaid expenses                             158,546            0      158,546

        Total current assets                           158,546      290,528      192,234

        Property and equipment, net                     73,324       76,932       93,304

        License and technology, net                          0       20,000            0

        Other asset                                          0            0            0

        TOTAL ASSETS                                   231,870      387,460      285,538

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED BALANCE SHEET
        March 31, 2001


                                                     Mar. 31      Mar. 31      Sep. 30
                                                      2001         2000         2000
                                                    Unaudited    Unaudited     Audited

        LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

        Current liabilities
           Bank overdraft                               10,902            0            0
          Accounts payable                             119,892      178,929       97,827
          Accrued compensation                         639,107      603,076      438,647
          Due to officer                               136,833      208,355       75,000
          Other current liabilities                    215,360      236,610      152,995
          Notes payable
            Related                                          0      344,195            0
            Other                                      385,937      372,357      315,957
         Total current liabilities                   1,508,031    1,943,522    1,080,402
         Long Term Debt                                      0       75,000       75,000

          TOTAL LIABILITIES                            1,508,031      497,129    2,018,522


        SHAREHOLDERS' EQUITY (DEFICIT)
        Preferred stock - Class A 1,000,000 shares authorized
        Preferred stock - Class A, $1.00 par value;
          1,000,000 shares authorized,
          140,020 shares issued and
          outstanding                                  140,020      120,020      140,020
        Convertible preferred stock - Class B,
          $1.00 par value; 1,000,000
          shares authorized, no shares
          issued and outstanding                             0            0            0
        Stock options exercisable, convertible
          preferred stock - Class B, 1,000,000 stock
          options issued and outstanding, common
          stock - 3,207,154;4,663,500 and
          3,207,154 respectfully
          stock options issued and outstanding       1,235,005    1,577,440    1,235,025
        Common stock, no par value;
          250,000,000 shares authorized,
          25,735,429 for Mar. 31, 2001;
          17,563,347 for Mar. 31, 2000; and
          23,527,738 for Sept. 30, 2000
          issued and outstanding                     16,476,080   14,287,374   16,187,421
         Stock subscription receivable                        0            0      (15,450)

         Accumulated (deficit)                      (19,127,266) (17,616,196) (18,416,864)

        TOTAL STOCKHOLDERS' (DEFICIT)                (1,276,161)  (1,631,362)    (869,868)

        TOTAL LIABILITIES AND
         STOCKHOLDERS DEFICIT                          231,870      387,160      285,538

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) CONSOLIDATED STATEMENTS OF OPERATIONS

        For the Six Months Ended March 31, 2001 and 2000 and the Cumulative Period
        From December 1, 1990 (Inception) Through March 31, 2001


                                                                             Dec. 1, 1990
                                                                             (Inception)
                                                  Six Months     Six Months    Through
                                                     Mar. 31      Mar. 31      Mar. 31
                                                      2001         2000         2001
                                                    Unaudited    Unaudited    Unaudited
        Revenues                                             0            0      517,460

        Cost of goods sold                                   0            0      529,791

        Gross profit (loss)                                  0            0      (12,331)

        General and administrative                     694,982    2,958,892   14,276,035
        Bad debt write-offs                                  0            0    1,680,522

        (Loss) from operations                        (694,982)  (2,958,812) (15,968,888)

        Non-operating income (expense)                 (15,420)     (52,580)  (2,143,136)

        Minority interest                                    0            0       62,500

        Net (loss)                                    (710,402)  (3,011,472) (18,049,524)

        Weighted average shares
         outstanding -
         basic and diluted                          25,154,170   15,399,052

        Net (loss) per share                             (0.03)       (0.20)

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                   Preferred Stock                    Common Stock                       Total
                                 Class A and Options                   No Par Value             Accumulated  Shareholders'
                                 Class B and Common      Value      Shares       Value       Deficit          Equity (Deficit)
        Balance, Dec. 1, 1990
        (re-entry
        development stage)                   0               0        10,609     1,042,140    (1,042,140)            0

        Shares issued in exchange for:
        Cash, Aug. 1993                      0               0         1,000         1,000             0         1,000
        Capital contribution,
         Aug. 1993                           0               0         2,000           515             0           515
        Services, Mar. 1993                  0               0         2,000           500             0           500
        Services, Mar. 1993                  0               0         1,200           600             0           600
        Net loss for the year                0               0             0             0        (5,459)       (5,459)

        Balance, Sep. 30, 1993               0               0        16,809     1,044,755    (1,047,599)       (2,844)

        Shares issued in exchange for:
        Services, May 1994                   0               0         2,400         3,000             0         3,000
        Cash, Sep. 1994                      0               0        17,771        23,655             0        23,655
        Services, Sep. 1994                  0               0         8,700        11,614             0        11,614
        Cash, Sep. 1994                      0               0         3,000        15,000             0        15,000
        Cash, Oct. 1994                 16,345 A        16,345             0             0             0        16,345
        Cash, Sep. and Oct. 1994                             0         1,320        33,000             0        33,000
        Net loss for the year                0               0             0             0       (32,544)      (32,544)

        Balance, Sep. 30, 1994          16,345          16,345        50,000     1,131,024    (1,080,143)       67,226

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                   Preferred Stock                    Common Stock                       Total
                                 Class A and Options                   No Par Value             Accumulated  Shareholders'
                                 Class B and Common       Value      Shares       Value       Deficit          Equity (Deficit)

        Shares issued in exchange for:
        Cash, Feb. 1995                      0               0         1,160       232,000             0       232,000
        Debt repayment, Feb. 1995            0               0         2,040       408,000             0       408,000
        Debt repayment, Feb. 1995            0               0         4,778       477,810             0       477,810
        Acquisition of assets, CIPI
         Feb. 1995                           0               0        28,750     1,950,000             0     1,950,000
        Acquisition of assets,
         Apr. 1995                           0               0        15,000             0             0             0
        Cash and services, Apr.
         and May 1995                        0               0        16,000       800,000             0       800,000
        Cash, Jun. 1995                      0               0           500        30,000             0        30,000
        Acquisition of assets and
         services, Sep. 1995                 0               0         4,000       200,000             0       200,000
        Cash, Sep. 1995                      0               0            41         3,000             0         3,000
        Acquisition of assets,
         Sep. 1995                           0               0        35,000     1,750,000             0     1,750,000
        Return of assets, CIPI
         Sep. 1995                           0               0       (27,700)   (1,950,000)            0    (1,950,000)
        Net loss for the year                0               0             0             0    (2,293,867)   (2,293,867)

        Balance, Sep. 30, 1995          16,345          16,345       129,569     5,031,834    (3,374,010)    1,674,169

        Shares issued in exchange for:
        Cash, Feb. 1996                      0               0         1,389       152,779             0       152,779
        Debt repayment, Feb. 1996            0               0        10,000       612,000             0       612,000
        Services, Feb. 1996                  0               0         3,160       205,892             0       205,892
        Cash, Mar. 1996                      0               0           179        25,000             0        25,000
        Shares returned and
         cnaceled Mar. 1996                  0   0       0           (15,000)            0 0    $                    0
        Services, Apr. 1996                  0               0            13         2,069             0         2,069
        Services, Sep. 1996              4,155 A         4,155           586        36,317             0        40,472
        Services, Oct. 1996                  0               0         6,540       327,000             0       327,000
        Debt repayment, Nov. 1996            0               0         2,350        64,330             0        64,330
        Net loss for the year                0               0             0             0    (2,238,933)   (2,238,933)

        Balance, Sep. 30, 1996          20,500          20,500       138,786     6,457,221    (5,612,943)      864,778

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                   Preferred Stock                    Common Stock                         Total
                                 Class A and Options                   No Par Value                Accumulated  Shareholders'
                                 Class B and Common       Value      Shares          Value       Deficit          Equity (Deficit)

        Shares issued in exchange for:
        Services, Mar. 1997                  0               0           228         6,879             0         6,879
        Services, Apr. 1997                  0               0           800        13,120             0        13,120
        Services, Jul. 1997                  0               0         1,500        16,200             0        16,200
        Cash, Jul. 1997                      0               0        15,000       300,000             0       300,000
        Services, Aug. 1997                  0               0         5,958        56,000             0        56,000
        Adjustment for partial
         shares due to reverse
         stock split (1:20)                  0               0           113             0             0             0
        Services, Oct. 1997                  0               0     1,469,666       587,865             0       587,865
        Debt repayment, Oct 1997             0               0     1,540,267       620,507             0       620,507
        Cash, Oct. 1997                      0               0     1,500,000       281,250             0       281,250
        Services, Nov. 1997                  0               0         4,950        10,538             0        10,538
        Net loss for the year                0               0             0             0    (2,739,268)   (2,739,268)

        Balance, Sep. 30, 1997          20,500          20,500     4,677,268     8,349,580    (8,352,211)       17,869

        Shares issued in exchange for:
        Services, Dec. 1997
        through Nov. 1998                    0               0     2,551,610     2,338,264             0     2,338,264
        Debt repayment, Apr. 1998
        through Sep. 1998                    0               0       250,000       129,960             0       129,960
        Cash, Jan. 1998 through
         Jul. 1998                           0               0     4,833,334     1,139,218             0     1,139,218
        Acquisition of assets,
         Jul. 1998                           0               0       300,000       421,478             0       421,478
        Acquisition of 20% minority
         interest in subsidiary,
         Jul. 1998                           0               0        50,000        59,247             0        59,247
        Services, Nov. 1998             60,000 A        60,000             0             0             0        60,000
        Net loss for the year                0               0             0             0    (4,928,682)   (4,928,682)

        Balance, Sep. 30, 1998          80,500          80,500    12,662,212    12,437,747   (13,280,893)     (762,646)

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                   Preferred Stock                    Common Stock                          Total
                                 Class A and Options                   No Par Value                 Accumulated  Shareholders'
                                 Class B and Common      Value      Shares       Value          Deficit          Equity (Deficit)

        Shares issued in exchange for:
        Shares returned and canceled
         Dec. 1998                           0               0    (1,350,000)     (814,536)                   (814,536)
        Services, Dec. 1998
         through Sep. 1999                   0               0       560,029       349,454                     349,454
        Cash, Dec. 1998
         through Sep. 1999                   0               0     1,155,800       129,537                     129,537
        Debt repayment, Sep. 1999       39,520 A        39,520       960,321       197,500                     237,020
        Services, Dec. 1998
         through Sep. 1999             150,000 B       150,000             0             0                     150,000
        Debt repayment, Sep. 1999      100,000 A       100,000             0             0                     100,000
        Net loss for the period              0               0             0             0    (1,323,831)   (1,323,831)

        Balance, Sep. 30, 1999         370,020         370,020    13,988,362    12,299,702   (14,604,724)   (1,935,002)

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                   Preferred Stock                    Common Stock                           Total
                                 Class A and Options                   No Par Value                  Accumulated  Shareholders'
                                 Class B and Common      Value      Shares       Value          Deficit          Equity (Deficit)

        Shares issued in exchange for:
        Shares reacquired and canceled, Oct. 1999
        Services, Oct. 1999                                          (17,500)      (12,000)                    (12,000)
         through Sep. 2000                    0               0    2,405,469       990,949                     990,949
        Cash, Oct. 1999
         through Sep. 2000                    0               0     2,295,482       839,425                     839,425
        Stock subscription receivable,
         Sep. 2000                            0               0             0       (15,450)                    (15,450)
        Issuance of Consultant
        stock options Mar. 2000          214,130                                                                214,130
        Reduction of exercise price on
         officer and employee stock
         options, Mar. 2000            Options        1,113,610             0             0                   1,113,610
        Exercise officer stock options
         in exchange for officer's debt
         May 2000                      Options         (407,735)            0             0                    (407,735)
        Consultant's stock options,
         Sep. 2000                     Options          65,000                                                  65,000
        Exercise officer stock options
         in exchange for officer's debt
         May 2000                       20,000 - A      20,000     2,056,346       897,707                     917,707
        Retainers, debt and accrued
         liabilities, Oct. 1999
         through Sep. 2000                   0               0     2,799,579     1,171,638                   1,171,638

        Net loss for the period              0               0             0             0    (3,812,140)   (3,812,400)

        Balance, Sep. 30, 2000         390,020       1,375,025    23,527,738    16,171,971   (18,416,864)     (869,868)


        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
        For the Cumulative Period December 1, 1990 (Inception) Through March 31, 2001

                                  Preferred Stock                    Common Stock                           Total
                                 Class A and Options                   No Par Value                  Accumulated  Shareholders'
                                 Class B and Common      Value      Shares       Value          Deficit       Equity (Deficit)
        Shares issued in exchange for:
        Services, Oct. 2000
         through Mar. 2001                                           260,000        60,781                      60,781
        Stock subscription receivable,
         Oct. 2000                           0               0             0        15,450                      15,450
        Debt, Jan. 2001                      0                       908,191       159,107                     159,107
        Cash, Jan. 2001                                            1,000,000        78,771                      78,771

        Net loss for the period              0               0             0             0      (710,402)     (710,402)

        Balance, Mar. 31, 2001         390,020       1,375,025    25,695,929    16,476,080   (19,272,266)   (1,276,161)

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Six Months Ended March 31, 2001 and 2000 and the Cumulative Period
        From December 1, 1990 (Inception) Through March 31, 2001


                                                                             Dec. 1, 1990
                                                                              (Inception)
                                                  Six Months    Six Months      Through
                                                     Mar. 31      Mar. 31       Mar. 31
                                                      2001         2000          2001
                                                    Unaudited    Unaudited
        Net income (loss)                             (710,402)  (3,011,472) (18,049,524)
            Adjustments to reconcile net income (loss)
              to net cash provided by (used by)
              operating activities:
                Provision for bad debt                       0            0    1,422,401
                Depreciation and amortization           19,980       38,140    1,630,568
                Stock issued for services               50,781    2,786,524    6,569,848
                Stock issued for interest                    0            0      535,591
                Minority interest                            0            0      (62,500)
                Write-off of intangibles                     0            0    1,299,861
                Settlements                                  0            0      (25,000)
        Changes in operating assets and liabilities
          (Increase) decrease in assets
            Accounts receivable                              0            0       (4,201)
            Interest receivable                              0            0      (95,700)
            Deposits                                         0        7,000      (25,000)
          Increase (decrease) in liabilities
            Bank Overdraft                              10,902            0       10,902
            Accounts payable                            41,265      (83,412)     287,301
            Accrued compensation                       231,367     (284,307)   1,468,107
            Due to officer                              61,833       75,160      771,709
            Other current liabilities                   62,365       42,385      433,931

        Net cash provided (used) by
         operating activities                         (231,909)    (429,982)  (3,831,706)


        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Six Months Ended March 31, 2001 and 2000 and the Cumulative Period
        From December 1, 1990 (Inception) Through March 31, 2001


                                                                             Dec. 1, 1990
                                                                             (Inception)
                                                  Six Months    Six Months     Through
                                                     Mar. 31      Mar. 31      Mar. 31
                                                      2001         2000         2001

        Investing activities
          Increase in notes receivable                       0            0   (1,322,500)
          Cost of license & technology                       0            0      (94,057)
          Purchase of equipment                              0            0     (181,109)

        Net cash provided (used) by
         investing activities                                0            0   (1,597,666)

        Financing activities
          Common stock issued for cash                  94,221      528,888    3,047,606
          Preferred stock issued for cash                    0            0       16,345
          Proceeds from stock purchase                       0            0      281,250
          Proceeds from debts
            Related party                                    0      177,000    1,852,691
            Other                                      119,000            0      326,544
          Payments on debt
            Related party                                    0            0      (46,407)
            Other                                      (15,000)     (12,382)     (68,172)
            Subscription receivable                          0            0       20,000
          Contributed capital                                0            0          515

        Net cash provided(used) by
         financing activities                          198,221      693,506    5,429,372

        Net increase (decrease) in cash                (33,688)     263,524            0

        Cash beginning of period                        33,688       27,004            0

        Cash end of period                                   0     290,528             0



        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company)
        CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the Six Months Ended March 31, 2001 and 2000 and the Cumulative Period
        From December 1, 1990 (Inception) Through March 31, 2001


                                                                             Dec. 1, 1990
                                                                             (Inception)
                                                  Six Months    Six Months     Through
                                                     Mar. 31      Mar. 31      Mar. 31
                                                      2001         2000         2001

        Cash paid during the year for
          Interest                                           0       23,117      175,937
          Taxes                                              0          800        3,250

        Non-cash activities
          Common stock issued for
            Purchase of stock                                0            0      281,250
            Prepaid expenses                                 0            0      133,546
            PP&E                                             0            0      130,931
            Deposit                                          0            0            0
            License & technology                             0            0    2,191,478
            Repayment of debt                          159,107            0    3,511,966
            Service & interest                               0            0    4,949,192


        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        March 31, 2001
 Note 1.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Conectisys Corporation (the "Company") was incorporated under the laws of Colorado on February 3, 1986, to analyze and invest in business opportunities as they may occur.

TechniLink has developed the Cube 2001 series for the monitoring and controlling of various devices in the petroleum and gas industry.

PrimeLink has developed a product line that uses cutting edge communications to assist in the monitoring of meters for utility companies and the petroleum industry. This technology, while eliminating the need for a meter reader, is more significant in enabling the utility companies to utilize energy conservation and, in the case of power companies, re-routing of electrical power to areas where it is needed. The devices are also in use in vending machines to monitor sales and functions of the vending machine without the physical inspection usually needed.

In September 1995, the Company acquired 80% of the outstanding stock of TechniLink, Inc., a California corporation, and 80% of the outstanding stock of PrimeLink, Inc., a Kansas corporation, in exchange for an aggregate of 200,000 shares of the Company's common stock. The acquisitions were accounted for as purchases. Both PrimeLink and TechniLink are start-up companies with no material operating activity and therefore no pro forma statements of operations were provided for 1995.

The acquisitions of these companies occurred in connection with the signing of the license agreements discussed in Note 10. The Company issued a total of 700,000 shares of common stock and assumed a loan of $400,000 to acquire the licenses and the Corporations. The only major asset acquired from PrimeLink and TechniLink was the license and technology. The aggregate transactions were valued at $1,750,000, the fair market value of common stock issued, and recorded in licenses and technology on the balance sheet.

Organization (continued)

On July 22, 1998, the Company acquired the remaining 20% interest in TechniLink, Inc. for 50,000 shares of the Company's common stock valued at $59,247.

On January 11, 2000, a new Nevada corporation, eEnergyServices.com, Inc., was formed, which has not, as yet, commenced operations. PrimeLink, Inc. and TechniLink, Inc. are in the process of winding down. Upon dissolution, their assets will be distributed to Conectisys Corporation. PrimeLink, Inc. will do its future business in California as United Telemetry Company.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

Basis of presentation and going concern uncertainty

The accompanying consolidated financial statements include the transactions of Conectisys Corporation, its wholly-owned subsidiary TechniLink, Inc., and its 80% owned subsidiary PrimeLink, Inc. All material intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements. Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year's presentation.

The Company returned to the development stage in accordance with SFAS No. 7 on December 1, 1990 and during the fiscal year ended November 30, 1995. The Company has completed two mergers and is in the process of developing its technology and product lines.

As of March 31, 2001, the Company had a deficiency in working capital of approximately $1,349,000, and had incurred continual operating losses since its return to the development stage ($1.8 million in 1996, $2.3 million in 1997, $4.2 million in 1998, $1.0 million in 1999 (ten months), $3.5 million in 2000 and 0.71 million for the six months ended March 31, 2001, which raise substantial doubt about the Company's ability to continue as a going concern.

Management's plans for correcting these deficiencies include the future sales of their newly licensed products and to raise capital through the issuance of common stock and from continued officer advances to assist in providing the Company with the liquidity necessary to retire the outstanding debt and meet operating expenses (See Notes 14(a), 14(b), and 14(c)). In the longer term, the Company plans to achieve profitability through the operations of the subsidiaries. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of the recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

Use of estimates

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts. Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect the estimates.

Since the fair value is estimated at March 31, 2001, the amounts that will actually be realized or paid at settlement of the instruments could be significantly different. The carrying amount of cash and cash equivalents is assumed to be the fair value because of the liquidity of these instruments. Accounts payable, accrued compensation, other current liabilities, and notes payable approximate fair value because of the short maturity of these instruments. Long-term debt is recorded at face value because the principal amount is convertible into common stock.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

Fiscal year

Effective December 1, 1998, the Company changed its fiscal year-end from November 30 to September 30.

Cash and cash equivalents

Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. All funds on deposit are with one financial institution.

Property and equipment

Property and equipment are stated at cost. Depreciation is computed on property and equipment using the straight-line method over the expected useful lives of the assets, which are generally five years for vehicles and office equipment and seven years for furniture and fixtures.

Licensing agreements

The costs of acquiring license rights are capitalized and amortized over the shorter of the estimated useful life of the license or the term of the license agreement. The licenses are being amortized over a period of five years. During the year ended November 30, 1998, the Company acquired additional license rights in the amount of $421,478 from TechniLink. Although the license remains viable, the Company currently lacks the resources to develop and market it. Accordingly, during the ten month period ended September 30, 1999, the Company accelerated amortization on this asset by writing it down to its net realizable value of $40,000, incurring a charge of $283,133. The balance was fully amortized at September 30, 2000.

Technology

Deferred technology costs include capitalized product development and product improvement costs incurred after achieving technological feasibility and are amortized over a period of five years. At both September 30, 2000 and 1999, respectively, no deferred technology costs were recognized.

Impairment of long-lived assets

Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of" (SFAS No. 121) issued by the Financial Accounting Standards Board (FASB) has been effective for financial statements for fiscal years beginning after December 15, 1995. The standard established new guidelines regarding when impairment losses on long-lived assets, which include plant and equipment, certain identifiable intangible assets and goodwill, should be recognized and how impairment losses should be measured. The Company wrote-off the balance of the carrying value of older licenses and deferred technology during the year ended November 30, 1998, as a consequence of persistent competitive pressure. The expense incurred was $632,257.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

Accounting for stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" ( SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS No. 123 also encourages, but does not require, companies to record compensation cost for stock-based employee compensation. The Company has chosen to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. Also, in accordance with SFAS No. 123, the Company has provided footnote disclosures with respect to stock-based employee compensation. The cost of stock-based compensation is measured at the grant date on the value of the award, and this cost is then recognized as compensation expense over the service period. The value of the stock-based award is determined using a pricing model whereby compensation cost is the excess of the fair market value of the stock as determined by the model at the grant date or other measurement date over the amount an employee must pay to acquire the stock.

Stock issued for non-cash consideration

Shares of the Company's no par value common stock issued in exchange for goods or services are valued at the cost of the goods or services received or at the market value of the shares issued, depending on the ability to estimate the value of the goods or services received.

Income taxes

The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement carrying amounts and tax basis of assets using the enacted rates in effect in the years in which the differences are expected to reverse.

Net loss per common share - diluted

Net loss per common share - diluted is based on the weighted average number of common and common equivalent shares outstanding for the periods presented. Common equivalent shares representing the common shares that would be issued on exercise of convertible securities and outstanding stock options and warrants reduced by the number of shares which could be purchased from the related exercise proceeds are not included since their effect would be anti-dilutive.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage
Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

Recent accounting pronouncements

Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income," (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The adoption of SFAS No. 130 did not have a material effect on the Company' financial position or its results of operations.

Statement of Financial Accounting Standard No. 131, "Disclosure About Segments of an Enterprise and Related Information," (SFAS No. 131) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. SFAS No. 131 requires that public companies report certain information about operating segments, products, services and geographical areas in which they operate and their major customers. Adoption of SFAS No. 131 did not have an effect on the Company's financial position or its results of operations; however, additional disclosures may have to be made in the future relating to the above items.

Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," SFAS No. 132) issued by the FASB is also effective for financial statements with fiscal years beginning after December 15, 1997. It revises employers' disclosure requirements for pensions and other postretirement benefits and eliminates certain disclosures that are no longer as useful as they were when SFAS No. 87, SFAS No. 88, and SFAS No. 106 were issued. Adoption of SFAS No. 132 did not have an effect on the Company's financial position or results of operations.

New accounting pronouncements

The Financial Accounting Standards Board has established the following new pronouncements, none of which have (will) materially affect the Company: SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities (effective for years beginning after June 15, 2000)," SFAS No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise - an amendment of SFAS No. 65 (effective for fiscal quarters beginning after December 15, 1998)," SFAS No. 135, "Rescission of SFAS No. 75 and Technical Corrections (effective for fiscal years ending after December 15, 1999)," SFAS No. 136, "Transfer of Assets to a Not-for-Profit Organization or Charitable Trust That Raises Contributions for Others (generally effective for financial statements issued for fiscal periods beginning after December 15, 1999)," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133 - an amendment of SFAS No. 133 (effective June 1999)," SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities - an amendment of SFAS No. 133 (effective for years beginning after June 15, 2000)," SFAS No. 139, "Rescission of SFAS No. 53 and amendments to SFAS No. 63, 89, and 121 (effective for fiscal years beginning after December 15, 2000)," and SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of SFAS No. 125 (effective for certain disclosures for fiscal years ending after December 15, 2000)."

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 2. RELATED PARTY TRANSACTIONS

Until recently, the Company leased office space in Agua Dulce, California from S.W. Carver Corporation, a company owned by a major shareholder of the Company. The lease was for a period of twelve months, renewable annually in April at the option of the lessee. Effective April, 1998, the monthly rent was increased from $2,000 to $2,500. Around September 1, 2000, the lease was terminated due to the sale of the building. At that time the Company moved certain property and equipment to its Valencia locations. Lease expense for the year ended September 30, 2000.

NOTE 3.    PREPAID EXPENSES AND DEPOSITS

During the year ended September 30, 2000, the Company issued 462,487 shares of its common stock as retainers for consulting services ($128,611) and accounting fees ($4,935). In addition, the Company recognized the unearned portion of an engineering contract ($25,000) as a prepaid asset, bringing the total prepaid expense balance at September 30, 2000 to $158,546.


NOTE 4. PROPERTY AND EQUIPMENT  Property and equipment at March 31, 2001 consisted of the following:

        Office equipment                             $   262,320
        Furniture and fixtures                            16,609
        Vehicles                                          35,362
                                                     -----------
        Total cost                                       314,291
        Accumulated depreciation                        (240,967)
                                                     -----------
        Net book value                               $    73,324
                                                     ===========

 NOTE 5.    LICENSES AND TECHNOLOGY

Licenses and technology at March 31, 2001 consisted of the following:

              License                                 $   421,478
              Accumulated amortization                   (421,478)
                                                       -----------
                Net book value                        $       -
                                                       ===========


CONECTISYS CORPORATION AND SUBSIDIARIES (A Development
Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 6.    DUE TO OFFICER

During the ten month period ended September 30, 1999, the Company received cash advances from its CEO totaling $555,193. At September 30, 1999, $197,500 of these advances was exchanged for the assumption of a promissory note to S.W. Carver, due on demand (and in no event later than October 1, 2000) at an annual interest rate of 10%, and another $287,020 of these advances was exchanged for equity. Also at September 30, 1999, $62,522 in accrued compensation was transferred to the advance account, resulting in a balance of $133,195. This balance was converted into a promissory note due on demand (and in no event later than October 1, 2000) at an annual interest rate of 10%.

During the first half of the year ended September 30, 2000, the Company's CEO advanced the Company an additional $68,500 (net of a $5,000 repayment) at an annual interest rate of 10%. Total interest on the advances and promissory notes amounted to $21,766 through May 22, 2000, at which time the total principal plus accrued interest on the aggregate loans ($420,961) was effectively paid-off through the exercise of 2,056,346 common stock options and 20,000 Preferred Class A stock options. The total exercise price for these stock options was $509,972. The balance of the proceeds of $89,011 was applied against accrued officer compensation. During August and September 2000, the Company's CEO advanced the Company another $75,000, which remained unpaid through year-end. During the six months ended March 31, 2001, the officer advance the Company an additional $15,000 bringing the total to $90,000 which has been converted to a note.

Another officer of the Company advanced the Company $60,000 during the six months ended March 31, 2001 which has been converted to a note.

NOTE 7. NOTES PAYABLE  Notes payable at September 30, 2000 consisted of the following:


        Note payable to Devon Investment Advisors,
              unsecured, due on demand, interest payable
              at an annual rate of 10%                      $ 241,824

        Note payable to Black Dog Ranch LLC,
              unsecured, semi-monthly payments of $2,500,
              including interest at an annual rate
              of 18%, with remaining balance due and
              payable on June 1, 2001                         144,113
                                                            ---------
                Total notes payable                           385,937
                Current portion                              (385,937)
                                                            ---------
                Long-term portion                           $     -
                                                            =========

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

        NOTE 7. NOTES PAYABLE (continued)
        The maturity of long-term debt at March 31, 2001 was as follows:

                Year ended March 31,:          2001         $ 385,937
                                                            ---------
               Total notes payable                          $ 385,937
                                                            =========
NOTE 8. SHAREHOLDERS' EQUITY (DEFICIT)

The Company is authorized to issue 50,000,000 shares of $1.00 par value preferred stock, no liquidation preference. One million of the preferred shares are designated as Class A preferred shares which have super voting power wherein each share receives 100 votes and has anti-dilution rights. One million of the preferred shares are designated as Class B preferred shares which have conversion rights wherein each share may be converted into ten shares of common stock.

In December, 1998, the Company canceled 1,350,000 shares of its common stock previously issued to a consultant and valued at $814,536, which were contingent on the establishment of a $5,000,000 line of credit (never achieved).

In December, 1998, the Company issued 750,000 shares of its common stock valued at $50,000 to a consultant for services rendered.

In January and September, 1999, the Company issued a total of 152,548 shares of its common stock for consultant services rendered of $45,360.

During the months March, 1999 through September, 1999, the Company issued a total of 405,800 shares of its common stock valued at $79,537 in a private placement.

In September, 1999, the Company issued 100,000 shares of its common stock for consultant fees rendered of $84,644.

In September, 1999, the Company issued 960,321 shares of its common stock to repay related party debt of $197,500.

In September, 1999, the Company issued a total of 47,481 shares of its common stock valued at $15,957 as hiring bonuses for two employees.

In September, 1999, the Company issued 260,000 shares of its common stock to its president as compensation for director fees of $203,493 and also issued him 39,520 of its Class A $1.00 par value preferred stock to partially repay debt.

In September, 1999, the Company issued options to purchase 500,000 shares each (a total of 1,000,000) of its Class B convertible preferred stock at a price of $5.00 per share in exchange for debt reduction of $50,000 each (a total of $100,000) to a note holder and the Company's president.

In September, 1999, the Company issued options to purchase 600,000 shares of the Company's common stock (500,000 options to its president and 100,000 options to an employee) valued at $150,000.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

In October, 1999, the Company re-acquired and canceled 17,500 common shares from the former president of PrimeLink, in return for a $12,000 consulting agreement.

During the months October, 1999 through March, 2000, the Company issued a total of 241,200 shares of its common stock valued at $52,919 in a private placement. In conjunction with this issuance and the March through September, 1999 issuance noted above, certain shareholders received warrants to purchase 506,500 shares of common stock at $2.00 per share through November 1, 2001.

During the period October, 1999 through September, 2000, the Company issued a total of 2,612,796 shares of its common stock to various consultants for services rendered and to be rendered (retainer of $128,611) totaling $1,051,932.

In November, 1999, the Company received cash of $66,927 to cover the balance due on an old subscription for 300,000 shares of the Company's common stock.

In November, 1999 through September, 2000, the Company issued 240,000 shares of its common stock to its outside accountant for services rendered and to be rendered (retainer of $4,935) in the amount of $130,000.

In December, 1999 and February, 2000, the Company issued 879,309 shares of its common stock to current and former officers for accrued compensation in the amount of $419,747.

In December, 1999, the Company issued an additional 19,804 shares of its common stock valued at $7,195 (net of 6,283 canceled shares valued at $10,805) in full settlement of a vendor dispute.

In February and March, 2000, a consultant exercised 250,000 common stock options at $125,000 ($0.50 per share)

In March, 2000, the Company issued 20,000 shares of its common stock for $16,000 in legal services.

In March, 2000, the Company issued 500,672 shares of its common stock in subscriptions and private placements totaling $195,000.

In March, 2000, the Company issued 135,000 shares of its common stock to an officer for $89,042.

In March 2000, the Company issued 563,500 common stock options to a consultant valued at $214,130.

In March, 2000, the Company adjusted the exercise price on 2,600,000 common stock options previously issued to two officers and an employee, resulting in an increase in compensation expense of $1,113,610.

In April, 2000 through September, 2000, the Company issued 1,019,800 shares of its common stock through cash subscriptions totaling $242,450, for which $15,450 (representing 61,800 shares) had not yet been collected as of September 30, 2000.

During April, 2000 through September, 2000, an additional 242,560 shares of the Company's common stock were issued in a private placement totaling $68,087. In conjunction with these and previous issuances, certain shareholders received warrants to purchase 446,305 shares of the Company's common stock at $2.00 per share through September 1, 2002.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 8. SHAREHOLDERS' EQUITY (DEFICIT) (continued)

In May, 2000, the Company's CEO exercised 2,056,346 common stock options and 20,000 Class A Preferred stock options in exchange for debt and accrued compensation aggregating $509,972. $407,735 was transferred from stock options exercisable to common stock as a result of this transaction.

In June, 2000, a note-holder converted $200,000 principal value of debt into 800,000 shares of the Company's common stock (at $0.25 per share).

In August and September, 2000, three officers and an employee received 539,389 shares of the Company's common stock as payment for $229,693 of accrued compensation.

In September, 2000, old liabilities of $108,020 were transferred to shareholders' equity (deficit) in recognition of additional paid-in capital.

In September, 2000, the Company issued 500,000 common stock options to a consultant valued at $65,000 (representing a floating exercise price that was 15% below the current market price of the Company's common stock).

In October, 2000, the Company issued 141,777 share of common stock valued at $30,907 to the officers for compensation.

In October, 2000, the Company issued 66,414 share of common stock valued at $19,200 to a consultant for services rendered.

In November, 2000, the Company issued 50,000 share of common stock valued at $20,000 to a consultant for services rendered.

In December, 2000, the Company issued 110,000 share of common stock valued at $12,005 to two consultants for services rendered.

In January, 2001, the Company issued 400,000 share of common stock valued at $34,000 to a consultant for services rendered.

In January 2001, the Company issued 1,000,000 share of common stock for $78,772 cash.

In January 2001, the Company issued 300,000 share of common stock to convert $75,000 of debt outstanding.

In March 2001, the company issued 100,000 shares of common stock valued at $18,776 to a consultant for services rendered.

NOTE 9. INCOME TAXES  Deferred income taxes consisted of the following at September 30, 2000:
              Deferred tax asset, benefit
              of net operating loss
              carryforward                                $ 7,000,000
                Deferred tax liability                            -
                Valuation allowance                        (7,000,000)
                                                          -----------
                Net deferred taxes                        $       -
                                                          ===========
The valuation allowance offsets the net deferred tax asset, since it is more likely than not that it would not be recovered.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 10.        COMMITMENTS AND CONTINGENCIES

Employment agreements

The Company has entered into seven employment agreements with key Individuals, the terms of the agreements are as follows:

1) The President and CEO of PrimeLink entered into an agreement dated September 15, 1995 for a period of three years. This agreement, along with his royalty agreement, were mutually terminated. The separation agreement, as of October 31, 1997, called for a settlement of $12,000 to be paid $1,000 monthly for the following twelve months. As of September 30, 2000, $4,000 remained unpaid.

2) The President and CEO of TechniLink entered into an agreement dated September 15, 1995 for a period of three years. He is entitled to receive a base salary of $90,000 per year and an annual bonus equal to 15% of the net profits before taxes earned by TechniLink, Inc. He is also granted an option to purchase up to 250,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value of the stock on the date of purchase. In December, 1998, he resigned from the Company.

3) The CEO (now former President) of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997 and September 1,
1999) for a period of five years, and he is entitled to receive a base salary of $160,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus will be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 2,000,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value for the prior 30 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.3864 per share, with an expiration date of December 2, 2003.

4) The Acting President of the Company entered into an agreement dated September 11, 2000 for a period of six months through March 11, 2001, and he is entitled to receive a base salary (consulting fees) of $120,000 per year, of which 50% shall be paid in cash and 50% shall be paid in restricted common stock at a rate equal to 50% of the average market closing price for the last 5 trading days of each quarter. He shall be issued 100,000 shares of restricted common stock as a hiring bonus, at a per share price of $0.28415, equivalent to 50% of the average market closing price for the prior 30 trading days before the agreement date. He shall further receive performance bonuses (paid in restricted common stock) upon successful completion of specific milestones pertaining to the implementation and deployment of the HNET System. The incentive package could net him up to 650,000 shares of restricted common stock. He is also granted an option through March 11, 2001 to purchase up to 100,000 shares of the Company's restricted common stock at a price of $0.38 per share.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage
Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 10.        COMMITMENTS AND CONTINGENCIES (continued)

Employment agreements (continued)

5) The Chief Financial Officer of the Company entered into an agreement dated October 2, 1995 (which was amended September 1, 1997) for a period of three years, and he is entitled to receive a base salary of $80,000 per year and an annual bonus of 2% of the Company's pretax income. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. He is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 50% of the average market value at the date of purchase. Effective February, 1999, he resigned from the Company.

6) The Secretary and Treasurer of the Company entered into an Agreement dated October 2, 1995 (which was amended September 1, 1997, September 1, 1999, and March 31, 2000) for a period of five years (extended through April 1,
2005), and she is entitled to receive a base salary of $80,000 per year. The employee shall further receive a bonus, paid at year-end, equal to 50% of the employee's salary, for continued employment. The staying bonus shall be compensated for with the Company's restricted common stock. She is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value for the prior 180 trading days before exercise. On March 27, 2000, the exercise price was adjusted to a flat $0.38 per share, with an expiration date of December 31, 2004.

7) The Chief Technical Officer of the Company entered into an agreement dated August 1, 1998 for an initial term of three years, and he is entitled to receive a base salary of $150,000 per year, with a minimum of $90,000 to be paid annually in cash and the balance paid (at the option of the Company) in cash or restricted common stock under rule 144. The employee shall receive a hire-on bonus of $75,000 worth of the Company's restricted common stock under rule 144, at one-half market price. The employee shall further receive performance bonuses (paid in restricted common stock, as above) upon successful completion of specific milestones pertaining to the implementation and deployment of certain software (up to $862,500). If substantially all performance milestones are met, he is also granted an option to purchase up to 500,000 shares of the Company's restricted common stock at a price equal to 60% of the average market value at the date of purchase. As of September 30, 2000, none of the aforementioned milestones had been successfully completed.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

License agreements

The Company has entered into license agreements with the Presidents of both PrimeLink and TechniLink. The license agreements were entered into on September 20, 1995, in connection with the acquisition of PrimeLink and TechniLink (see
Note 1 above), and are for a period of five years. As consideration for these license agreements, the Company issued each licensee 250,000 shares of its restricted common stock and will pay each licensee a royalty of 5% of net sales of the applicable product. In addition, in the event of the sale or merger of TechniLink or PrimeLink, a royalty sum of 20% of the sales price of the license shall be paid to the licensee; the sales price shall not be less than $1,500,000. The licenses were valued at the fair market value of the stock issued to obtain the licenses. In 1997, there was a separation agreement between the President of PrimeLink and the Company, whereby the President of PrimeLink agreed to forfeit royalty rights and return all shares of the Company's common stock obtained pursuant to the license agreement for a $12,000 settlement.

Litigation

There have been three recent legal proceedings in which the Company has been a party:

The first case, Securities and Exchange Commission (the "Plaintiff") vs. Andrew
S. Pitt, Conectisys Corp., Devon Investments Advisors, Inc., B&M Capital Corp., Mike Aaman, and Smith Benton & Hughes, Inc. (Defendants) Civil Case # 96-4164. The case alleges that a fraudulent scheme was orchestrated and directed by the defendants to engage in the sale and distribution of unregistered shares of Conectisys by creating the appearance of an active trading market for the stock of Conectisys and artificially inflating the price of its shares. In the suit, the SEC sought permanent injunctions from violating securities laws. The SEC did not seek any civil penalties from the Company. The courts, having conducted a trial of this matter without jury and taken it under submission, found for the plaintiff as follows: against Conectisys on the claim that the defendant violated section 5(a), 5(c), and 17(a). Conectisys was not found to have violated section 10(b), 10(b-5), or 15(c). The Company was subsequently ordered to disgorge profits totaling $175,000. On March 5, 1999, the Company entered into an Amended Final Judgment of Permanent Injunctive Relief with the Securities and Exchange Commission ("SEC"). The Company and the SEC agreed on a settlement in which the Company would dismiss its then pending appeal and take a permanent injunction that it would not in the future violate sections 5(a), 5(c), 17(a), 10(b), 10(b-5), or 15(c); in return the SEC would not demand the previously ordered disgorgement of $175,000.

The second case was brought by Clamar Capital Corp. (the "Plaintiff") against Smith Benton & Hughes; Michael Zaman; Claudia Zaman; Andrew Pitt and Conectisys Corp. (collectively the "Defendants"). The case was brought before the District Court of Arapahoe, State of Colorado, Case # 97-CV-1442, Division 3. The Plaintiff did not specify an amount of damages that it sought from the Defendants. On March 26, 1999, the District Court of Arapahoe, State of Colorado, dismissed the civil case against Conectisys Corp. brought by Clamar Capital Corp.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

Litigation (continued)

The third case was brought by Southern Arizona Graphic Associates, Inc. (the "Plaintiff") against Conectisys Corporation (the "Defendant"). The case was brought before the Superior Court of the State of Arizona, County of Pima, Case # 333852. The claim was for goods, printing services, and funds advanced by the Plaintiff. On December 8, 1999, the Company's Board of Directors approved the issuance of 26,087 shares of the Company's common stock valued at $18,000 in full settlement of the defendant's claim. The matter was subsequently dismissed with prejudice.

The Company, during its normal course of business, may be subjected from time to time to disputes and to legal proceedings against it. Both counsel and management do not expect that the ultimate outcome of any current claims will have a material adverse effect on the Company's financial statements.

NOTE 11.        MAJOR CUSTOMERS

The Company, as a development stage enterprise, did not have revenues during six months ended March 31, 2001 and the year ended September 30, 2000.

NOTE 12.        STOCK OPTIONS

During the fiscal year ended September 30, 1999, the Company issued to a note holder options to purchase 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share. As consideration, the Company reduced the debt by $50,000 and received an extension of time to pay-off its promissory note. The Company also issued to its CEO options to purchase another 500,000 shares of the Company's Class B preferred stock at an exercise price of $5.00 per share in exchange for a reduction in debt of $50,000. Total consideration received on the above issued options, as evidenced by debt reduction, was $100,000. These options can be exercised through November 1, 2002 and can also be converted into common stock at the rate of 10 common shares for each Class B preferred share.

The Company's CEO currently owns 140,020 shares of the Company's Class A preferred stock, of which 20,000 shares were purchased during the year ended September 30, 2000, and has options to purchase another 9,980 shares for $1.00 per share through June 16, 2001.

The Company accounts for stock-based compensation under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25. Had compensation cost for stock options granted during the year ended September 30, 2000 been determined based on the fair value at the grant dates consistent with the method of FASB Statement No. 123 (utilizing the Black-Scholes model assuming a risk-free annual rate of return of 6% and volatility factor of 50%), the Company's net loss would have increased by $25,000 attributable to 100,000 common stock options issued to the Company's acting president at an exercise price of $0.38 per share, exercisable over an approximate six month period.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2001

NOTE 12.	STOCK OPTIONS (continued)

During the ten month period ended September 30, 1999, 500,000 common stock options were issued to the Company's CEO and another 100,000 common stock options were issued to an employee. These options were valued at $150,000 in aggregate. No pro forma information required by SFAS No. 123 is included, as the disclosure would not be materially different from the amounts and disclosures already presented. On March 27, 2000, the Company fixed the exercise prices of 2,600,000 common stock options previously issued at (higher) floating exercise prices to the Company's CEO, the Company's secretary, and the employee, resulting in an additional compensation cost of approximately $1,113,610, increasing the total common stock options exercisable by the same amount. In May, 2000, the Company's CEO exercised 2,056,346 common stock options, resulting in the transfer of $407,735 of common stock options exercisable to common stock. Adding in the value of 1,163,500 common stock options corresponding to consultant issuances in March, 2000 and September, 2000 in the amount of $279,130 (as noted above) brought the balance of common stock options exercisable at September 30, 2000 to $1,235,005. The total balance of stock options exercisiable at Septemeber 30, 2000 was 4`1,235,005, including $100,000 attributable to the Company's Class B preferred stock.

The Company has granted various common stock options and warrants to employees and consultants. Generally, the options and warrants were granted at approximately the fair market value of the Company's common stock at the date of grant and vested immediately, except that when restricted rule 144 common stock was issued, the options and warrants were granted at an average market discount of 50% (ranging from 20% to 75%). Compensation expense for options and warrants issued to employees for services as measured by the (discounted) market value of the common stock at the date of grant and the exercise price in accordance with APB Opinion No. 25, with pro forma disclosure of the excess of market value as required by FASB No. 123. All options and warrants issued to consultants and other non-employees were recorded at the fair value of the services rendered and equivalent to market value (as discounted, if applicable) of the equity instruments received as per FASB No. 123. The market value was determined by utilizing an averaging convention of between 5 to 30 days of the closing price of the Company's common shares as traded on the over-the-counter bulletin board (stock symbol CNES) through the grant date and applying certain mathematical assumptions as required under the Black-Scholes model.

The common stock option activity during the fiscal years ended September 30, 2000 and September 30, 1999 was as follows:
                                                    Common Stock
                                                      Options     Weighted
                                                       and        Average
                                                      Warrants      Price
                                                     ----------    --------
             Balance outstanding, September 30, 1999  3,600,000    $    .64
              Granted                                 1,913,500         .86
              Exercised                              (2,306,346)        .27
                                                     ----------    --------
             Balance outstanding, September 30, 2000  3,207,154    $    .69(1)
                                                     ----------    --------
             Balance outstanding, March 31, 2001      3,207,154    $    .69(1)
                                                     ==========    ========

        (1) Due to floating strike prices, weighted average price upon issuance is $0.94, upon exercise is $0.69.

        CONECTISYS CORPORATION AND SUBSIDIARIES (A Development Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        March 31, 2001

        NOTE 12.        STOCK OPTIONS (continued)

        The following table summarizes information about common stock options at March 31, 2001:
                                Outstanding                  Exercisable
                                 Weighted    Weighted               Weighted
         Range of      Common    Average      Average      Common    Average
         Exercise       Stock      Life      Exercise       Stock   Exercise
          Prices      Options    (Months)      Price       Options    Price
      -------------   ---------   -------     -------      --------- -------
      $ .38 - $ .38     100,000         2     $   .38        100,000 $   .38
      $ .50 - $ .50     500,000         8     $   .50        500,000 $   .50#
      $2.00 - $2.00     563,500        26     $  2.00        563,500 $  2.00
      $ .39 - $ .39   1,443,654        35     $   .39      1,443,654 $   .39*
      $ .38 - $ .38     100,000        48     $   .38        100,000 $   .38*
      $ .38 - $ .38     500,000        60     $   .38        500,000 $   .38*
      $ .38 - $2.00   3,207,154        32     $   .69      3,207,154 $   .69
      =============   =========        ==     =======      ========= =======

        #       Currently a floating exercise price
        *       Formerly a floating exercise price
The above table excludes 952,805 warrants exercisable at $2.00 per share, which have nominal value and which were issued to certain stock subscription investors. Of these warrants, 506,500 expire November 1, 2001 and 446,305 expire September 1, 2002. The table also excludes a contingent issuance to the Company's Chief Technical Officer of 2,000,000 common stock options exercisable at $0.50 per share and expiring December 31, 2002. These common stock options will not vest until certain milestones have been attained.

NOTE 13.      FORM S-8 FILING

In December 1999, the Company filed a Form S-8 registration statement for the Conectisys Corporation Non-Qualified Stock and Stock Bonus Plan (the "Plan"). The purpose of the Plan is to compensate independent consultants of the Company through the granting of non-qualified stock options (as described in Sections 83 and 41 of the Internal Revenue Code). Shares of stock covered by stock options and stock bonuses consist of 1,000,000 shares of the common stock of the Company. The entire registration has been filled. 750,000 shares were issued to consultants for services rendered in the amount of $323,725 and 250,000 shares were issued at $0.50 per share pursuant to a Performance Award Option to a consultant. The entire 250,000 share option was exercised during the quarter ended December 30, 2000, resulting in a $125,000 cash inflow to the Company.

CONECTISYS CORPORATION AND SUBSIDIARIES (A Development
Stage Company) NOTES TO CONSOLIDATED FINANCIAL STATEMENTS March 31, 2001

NOTE 14.      SUBSEQUENT EVENTS

The Company intends to register an offering of 10,000,000 new common shares via Form SB-2. Additionally, approximately 2,450,000 shares owned by existing shareholders will be registered for sale.

The Company has filed corporate certificates of dissolution with the California Secretary of State for its 80%-owned subsidiary PrimeLink, Inc. and its wholly-owned subsidiary TechniLink, Inc. These will become effective when valid tax clearance certificates have been issued by the Franchise Tax Board. Upon dissolution, the assets of the dissolved subsidiaries will be distributed to the parent corporation.